Exhibit 99.1

ViralClear Publishes Comparative In Vitro Data on Merimepodib and Remdesivir Activity Against the COVID-19 Novel Coronavirus in F1000 Research

●	Merimepodib is shown to decrease viral production of COVID-19 coronavirus more than remdesivir at clinically meaningful drug concentrations in pre-clinical testing.

●	Article highlights recent work done in laboratory studies of COVID-19 with merimepodib at the Galveston National Laboratory at The University of Texas Medical Branch

Westport, CT, April 23, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) today announced that an article titled, “The IMPDH inhibitor merimepodib has similar antiviral activity against SARS-CoV-2 replication in vitro to the adenosine analogue remdesivir” was accepted by F1000 Research, an  online peer-reviewed life sciences journal publishing program in biology and medicine.

This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author.

The article highlights emerging pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch. The work was started with Trek Therapeutics and after merimepodib was acquired by ViralClear has been continued by ViralClear.

“The concentrations of merimepodib used in the cell culture studies described in this article are achievable in humans by our oral solution formulation,” said Dr. Zeldis, Executive Chair and Founder of ViralClear Pharmaceuticals, Inc. “We are now exploring whether remdesivir and merimepodib are synergistic in this in vitro model. We look forward to starting our first clinical trial in COVID-19 patients upon receiving FDA clearance to commence with the proposed phase 2 trial.”

Vero cells in tissue culture were pre-treated with two concentrations (2.5 and 5 µM) of either merimepodib or remdesivir for 4 hours before the SARS-CoV-2 coronavirus was added. The amount of virus released to the media was measured at baseline and 16 hours and 24 hours after infection. At 16 hours, a significant reduction in viral production was observed for both concentrations of merimepodib (1.9 log decrease in titer, p = 0.003 and 2.1 log decrease in titer, p = 0.001) but only at the higher concentration of remdesivir (1 log decrease in titer, p = 0.103 and 2.1-log decrease in titer, p = 0.001). At 24 hours both concentrations of both drugs significantly reduced viral production; however, 2.5 µM remdesivir reduced viral titer by 1.5 logs (p = 0.002) as compared to a decrease of 3.9 logs for 5 µM remdesivir (p < 0.001), whereas 2.5 and 2.7 log reductions (p = 0.001 and p < 0.001, respectively) were observed for the 2.5 and 5 µM concentrations of merimepodib.

Merimepodib, a broad-spectrum anti-viral candidate, demonstrated strong activity against COVID-19 in cell cultures in laboratory testing and additional antiviral studies are underway. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with a 12 clinical trials conducted (including 315 chronic hepatitis C patients, 24 psoriasis patients, and 98 healthy volunteers) and an extensive preclinical safety package completed . ViralClear intends to pursue development of this agent for the treatment of COVID-19 through FDA-approved clinical trials in Q2 2020.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat advanced COVID-19. Merimepodib is a broad-spectrum anti-viral agent that has demonstrated strong activity against the COVID-19 virus in cell cultures in laboratory testing. ViralClear plans to initiate a multi-center, phase 2, randomized, double-blind, placebo-controlled study of the efficacy and safety of merimepodib administered orally every eight hours for 10 days in adult patients with advanced COVID-19 upon FDA clearance to proceed. Merimepodib has been studied in twelve clinical trials prior to this study, including five trials in patients with hepatitis C (one phase 1b, one phase 2, two phase 2a, and one phase 2b), one trial in patients with psoriasis (phase 2), and six trials in healthy volunteers (all phase 1).

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133